Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2021 Second Quarter,

First Half Financial Results

Stroudsburg, PA. – April 28, 2021 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.0 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal second quarter and first half of 2021.

Net income was $4.3 million, or $0.43 per diluted share, for the three months ended March 31, 2021, up 27% compared with $3.4 million, or $0.33 per diluted share, for the three months ended March 31, 2020. Net income increased 24% to $8.5 million, or $0.84 per diluted share, for the six months ended March 31, 2021, compared with $6.8 million, or $0.65 per diluted share, for the six months ended March 31, 2020.

Gary S. Olson, President and CEO, commented: “The Company’s earnings reflected stable commercial banking activity, the ability to maximize the value of opportunities presented by strong demand for residential mortgage originations, Paycheck Protection Program (PPP) lending and interest expense management.

“Noninterest income growth made a significant contribution to earnings in the quarter and first half, reflecting brisk residential mortgage originations and subsequent gains on the sales of longer-term low-interest loans to the secondary market, a strategy consistent with the Company’s commitment to serve retail customers while supporting our strategy of being a commercially-focused institution. Our active participation in PPP lending generated processing fee income as PPP loans were repaid or forgiven. The Company also generated income from commercial loan interest rate swaps”.

“Responding to the prevailing low interest rate environment, the Company considerably lowered interest expense through timely repricing of deposits, roll-off of higher-cost borrowings and strong balance sheet management. These actions partially offset lower period-over-period interest income from loans and investment securities. Although deposits have steadily increased, the growth was in higher levels of low-cost core deposits.

“Considering the overall slowdown in commercial lending that reflected pandemic- and economic-related uncertainties for many businesses, we were satisfied with the continuing stability of our total commercial loan portfolio. Commercial real estate loans grew significantly compared with the past several quarters reflecting new loans in our Philadelphia market. Our focus in commercial banking has been to provide customers the financial solutions and support they need to help them navigate challenges.

“Asset quality and nonperforming loan to total loan ratios remain sound. However, because of the potential risk and uncertainties that remain, the Company has maintained strong cash reserves and increased the provision for loan losses. Management’s continued focus on managing expenses and efficient operations contributed to increased return on average assets and return on average equity.

“The Company delivered shareholder value through growth in equity, retained earnings and tangible book value per share. The strong earnings enabled the Company to increase the quarterly dividend per share for the second quarter of 2021.

“Throughout the period, we continued to operate with the highest concern for the health and safety of our employees and customers. Our increased use of digital capabilities has enabled our team to effectively and safely provide superior service with less reliance on physical facilities and interaction.

FISCAL SECOND QUARTER, FIRST HALF 2021 HIGHLIGHTS

•

Net interest income after provision for loan losses increased to $12.1 million in the second quarter of 2021 from $11.2 million a year earlier as the Company more than offset lower year-over-year total interest income and increased loan loss provision with lower interest expense. First half 2021 net interest income after provision for loan losses rose to $24.1 million from $22.7 million in the first half of 2020.

•

Quarterly interest expense declined sharply to $1.6 million from $4.6 million a year earlier, reflecting repriced deposits as a result of the low interest rate environment and a sharp reduction of higher-cost borrowings, and active balance sheet management. The Company’s cost of funds declined to 0.47% in the fiscal second quarter of 2021 from 1.32% a year earlier. First half 2021 interest expense declined to $3.6 million from $9.3 million in the first half of 2020.

•

Noninterest income growth contributed significantly to the Company’s net income in the second quarter of 2021, rising 30% to $3.5 million compared with $2.7 million a year earlier. The year-over-year increase primarily reflected additional income from commercial loan swap fees and gains on the sale of long-term residential mortgages to the secondary market. In the first half of 2021, noninterest income also increased 30% to $6.7 million from $5.1 million a year earlier.

•

Total net loans at March 31, 2021 declined to $1.39 billion compared with $1.42 billion at September 30, 2020, primarily reflecting sales of $41.3 million of residential mortgage loans, paydowns of Paycheck Protection Program (PPP) loans and continuing roll-off of indirect auto loans.

•

Lending activity was highlighted by 9% growth in commercial real estate loans to $555.4 million from $509.6 million at September 30, 2020. Commercial and construction loans declined by $26.6 million during the period, and the residential mortgage loan portfolio also declined, reflecting the Company’s focus on selling long-term, lower interest rate residential mortgages to the secondary market.

•

The Company maintained its focus on credit quality and increased its loan loss provision based on economic conditions. Nonperforming assets were 1.27% of total assets at March 31, 2021 compared to 1.09% of total assets at September 30, 2020. The allowance for loan losses was 1.22% of loans outstanding at March 31, 2021 compared to 1.07% at September 30, 2020.

•

Total deposits increased by $196.4 million to $1.74 billion at March 31, 2021 from $1.54 billion at September 30, 2020, as a reduction in time deposits was more than offset by growth in lower-cost core deposits (demand accounts, savings and money market), which comprised 76% of total deposits at March 31, 2021. The increase reflected increased commercial customer deposits, including some positive impact from PPP and stimulus funds.

•	The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.62% at March 31, 2021, exceeding regulatory standards for a well-capitalized institution.

•

Total stockholders’ equity increased to $198.6 million at March 31, 2021 compared with $191.4 million at September 30, 2020 and tangible book value per share at March 31, 2021 increased to $17.16, compared with $16.26 at September 30, 2020.

•	The Company increased its quarterly cash dividend to $0.12 per share from $0.11 in prior quarters.

Fiscal Second Quarter, First Half 2021 Income Statement Review

Total interest income was $14.7 million for the three months ended March 31, 2021 compared with $16.3 million for the three months ended March 31, 2020 reflecting a decline in interest rates and a decrease in the total yield on average interest earning assets from 3.85% for the quarter ended March 31, 2020 to 3.32% for the quarter ended March 31, 2021. An increase of $68.8 million in average interest earning assets helped to partially offset the decline in interest income.

Total interest income was $29.6 million for the six months ended March 31, 2021 compared with $32.9 million for the six months ended March 31, 2020 reflecting a decline in interest rates and a decrease in the total yield on average interest earning assets from 3.86% for the six months ended March 31, 2020 to 3.30% for the six months ended March 31, 2021. An increase of $89.7 million in average interest earning assets partially offset the decline in interest income.

Interest expense was $1.6 million for the quarter ended March 31, 2021 compared to $4.6 million for the same period in 2020. The cost of interest bearing liabilities declined to 0.47% in the second quarter of 2021 from 1.32% a year earlier, reflecting lower interest rates, timely repricing of deposits, roll-off of higher-cost borrowings and active balance sheet management. For the six months of 2021, interest expense declined to $3.6 million compared to $9.3 million for the same period in 2020. The cost of interest bearing liabilities declined to 0.51% from 1.32% for the six months of 2020

Net interest income for the three months ended March 31, 2021 was $13.0 million compared with $11.7 million for the three months ended March 31, 2020. The net interest margin for three months ended March 31, 2021 was 2.95% compared with 2.76% for the comparable period of fiscal 2020 and 2.84% for the three months ended December 31, 2020. The net interest rate spread was 2.85% for the three months ended March 31, 2021, 2.53% for the same three months of fiscal 2020 and 2.73% for the three months ended December 31, 2020.

For the six months of 2021, net interest income was $25.9 million compared with $23.6 million for the six months of 2020. The net interest margin for the six months of 2021 was 2.89% compared with 2.77% for the comparable period of fiscal 2020. The net interest rate spread was 2.79% for the six months of 2021 compared with 2.54% for the six months of fiscal 2020.

Net interest income after provision for loan losses in the three months of fiscal 2021 reflected a higher provision for loan losses, primarily due to prudent reserving practices in light of economic conditions and uncertainties. The Company’s provision for loan losses was $900,000 for the three months ended March 31, 2021, compared with $500,000 for the three months ended March 31, 2020. The Company’s provision for loan losses was $1.8 million for the six months ended March 31, 2021, compared with $875,000 for the six months ended March 31, 2020.

Noninterest income increased 30% to $3.5 million for the three months ended March 31, 2021, compared with $2.7 million for the three months ended March 31, 2020. Noninterest income in the fiscal second quarter of 2021 included an increase of $525,000 in gains on sales of residential mortgages, primarily lower-interest 30-year fixed rate loans compared to the same period in 2020. The Company’s strategy continues to focus on commercial banking and decreasing the amount of long-term, low interest, retained residential mortgages. Loan swap fees were $410,000 in fiscal second quarter 2021 compared to $359,000 in fiscal second quarter 2020. In addition, the Company recorded an increase of $257,000 in gain on sale of investments.

Noninterest income increased 30% to $6.7 million for the six months ended March 31, 2021, compared with $5.1 million for the six months ended March 31, 2020. Noninterest income in the six months ended March 31, 2021 included an increase of $1.3 million in gains on sales of residential mortgages, primarily lower-interest 30-year fixed rate loans compared to the same period in 2020. Loan swap fees were $621,000 in the six months ended March 31, 2021 compared to $573,000 in the six months ended March 31, 2020.

Noninterest expense was $10.4 million for the three months ended March 31, 2021 compared with $9.8 million for the comparable period a year earlier, primarily reflecting increases in compensation and employee benefits expenses and other operating expenses. Noninterest expense was $20.6 million for the six months ended March 31, 2021 compared with $19.6 million for the comparable period a year earlier primarily reflecting increases in compensation and employee benefits expenses and other operating expenses. In both periods of 2021, increased compensation and employee benefits included performance-based commissions paid to residential mortgage team members, reflecting strong mortgage origination activity.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets increased $76.3 million to $1.97 billion at March 31, 2021, from $1.89 billion at September 30, 2020, primarily due to increases in cash and cash equivalents offset in part by declines in investment securities available for sale and loans receivable. The Company built the majority of its cash position in the fiscal second quarter of 2020 and has maintained that position through the second quarter of fiscal 2021 to remain prepared for ongoing economic uncertainties. At March 31, 2021, cash and cash equivalents were $310.9 million.

Total net loans were $1.39 billion at March 31, 2021 compared with $1.42 billion at September 30, 2020. Residential real estate loans were $588.8 million at March 31, 2021 compared to $610.4 million at September 30, 2020. The Company sold $41.3 million in residential mortgage loans to the Federal Home Loan Bank of Pittsburgh during the six months ended March 31, 2021, recording gains on the sale of these loans in noninterest income. Indirect auto loans declined by $15.2 million during the second quarter of fiscal 2021, reflecting expected runoff of the portfolio as the Company exits the indirect auto lending business.

Commercial real estate loans were $555.4 million at March 31, 2021 compared with $509.6 million at September 30, 2020, with growth reflecting new loans, primarily in the Philadelphia market. Commercial loans were $115.2 million, compared with $139.6 million at September 30, 2020, primarily reflecting the net decrease of $12.3 million in PPP loans during fiscal 2021. Construction loans, declined to $9.7 million at March 31, 2021 from $11.9 million at September 30, 2020.

Loans still in forbearance at March 31, 2021 included $38.4 million in commercial real estate, $738,000 in commercial and $2.2 million in mortgage. In total, these loans represent 2.9% of our total outstanding loans at March 31, 2021 compared to 4.5% at September 30, 2020 and 12.4% at June 30, 2020.

Total deposits were $1.74 billion at March 31, 2021 up 13% compared with $1.54 billion at September 30, 2020. Core deposits (demand accounts, savings and money market) were $1.32 billion, or 76% of total deposits, at March 31, 2021. Noninterest bearing demand accounts were $273.9 million, up 13% from September 30, 2020, interest bearing demand accounts rose 64% to $451.4 million from September 30, 2020 levels, and money market accounts were $408.9 million, up $7.1 million or 1.8% from September 30, 2020. Total borrowings decreased to zero at March 31, 2021 from $125.9 million at September 30, 2020 as the Company shifted its wholesale funding to lower costing brokered deposits.

Nonperforming assets were $25.1 million, or 1.27% of total assets, at March 31, 2021, compared with $20.6 million, or 1.09% of total assets, at September 30, 2020 and $11.0 million, or 0.56% of total assets at March 31, 2020. Nonperforming assets include two nonperforming commercial real estate loans totaling $9.3 million and one commercial loan relationship totaling $5.9 million. The commercial real estate loans are well collateralized and carry personal guarantees.

For the three months ended March 31, 2021, the Company’s return on average assets and return on average equity were 0.93% and 8.89%, compared with 0.75% and 7.06%, respectively, in the comparable period of fiscal 2020.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.62% at March 31, 2021, exceeding regulatory standards for a well-capitalized institution.

Total stockholders’ equity increased $7.2 million to $198.6 million at March 31, 2021, from $191.4 million at September 30, 2020, primarily reflecting net income growth and an increase in comprehensive income, offset in part by dividends paid to shareholders and an increase in treasury stock. Tangible book value per share at March 31, 2021 was $17.16 compared to $16.26 at September 30, 2020 and $16.11 at March 31, 2020.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.9 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the Company, its customers and the communities where it operates will continue to adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31,	September 30,
	2021	2020
	(dollars in thousands)
ASSETS
Cash and due from banks	$196,535	$101,447
Interest-bearing deposits with other institutions	114,402	54,470

Total cash and cash equivalents	310,937	155,917
Investment securities available for sale, at fair value	161,240	212,484
Investment securities held to maturity, at amortized cost	6,096	—
Loans receivable (net of allowance for loan losses of $17,154 and $15,400)	1,386,805	1,417,974
Loans, held for sale	912	208
Regulatory stock, at cost	3,846	7,344
Premises and equipment, net	14,148	14,230
Bank-owned life insurance	37,094	40,546
Foreclosed real estate	394	269
Intangible assets, net	655	791
Goodwill	13,801	13,801
Deferred income taxes	5,190	5,993
Other assets	28,671	23,958

TOTAL ASSETS	$1,969,789	$1,893,515

LIABILITIES
Deposits	$1,740,140	$1,543,696
Short-term borrowings	—	111,713
Other borrowings	—	14,164
Advances by borrowers for taxes and insurance	11,668	7,858
Other liabilities	19,373	24,687

TOTAL LIABILITIES	1,771,181	1,702,118

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	181,353	181,487
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(7,132)	(7,350)
Retained earnings	118,769	112,612
Treasury stock, at cost	(93,785)	(91,477)
Accumulated other comprehensive loss	(778)	(4,056)

TOTAL STOCKHOLDERS’ EQUITY	198,608	191,397

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,969,789	$1,893,515

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
		(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$13,670	$14,005	$27,430	$28,195
Investment securities:
Taxable	882	1,945	1,879	3,902
Exempt from federal income tax	41	48	81	96
Other investment income	70	346	185	664

Total interest income	14,663	16,344	29,575	32,857

INTEREST EXPENSE
Deposits	1,589	3,228	3,361	6,561
Short-term borrowings	20	489	209	994
Other borrowings	23	895	62	1,744

Total interest expense	1,632	4,612	3,632	9,299

NET INTEREST INCOME	13,031	11,732	25,943	23,558
Provision for loan losses	900	500	1,800	875

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,131	11,232	24,143	22,683

NONINTEREST INCOME
Service fees on deposit accounts	735	778	1,524	1,605
Services charges and fees on loans	492	341	917	660
Loan swap fees	410	359	621	573
Unrealized gains (losses) on equity securities	4	(6)	11	(5)
Trust and investment fees	345	429	676	747
Gain on sale of investments, net	417	160	417	381
Gain on sale of loans, net	669	144	1,487	144
Earnings on bank-owned life insurance	191	235	534	476
Insurance commissions	166	238	334	446
Other	86	27	129	104

Total noninterest income	3,515	2,705	6,650	5,131

NONINTEREST EXPENSE
Compensation and employee benefits	6,372	6,077	12,768	12,315
Occupancy and equipment	1,130	1,069	2,197	2,136
Professional fees	524	533	1,057	992
Data processing	1,139	1,085	2,221	2,102
Advertising	152	118	253	234
Federal Deposit Insurance Corporation (“FDIC”) premiums	281	205	554	338
(Gain) loss on foreclosed real estate	(86)	86	(105)	66
Amortization of intangible assets	67	68	135	140
Other	856	583	1,533	1,264

Total noninterest expense	10,435	9,824	20,613	19,587

Income before income taxes	5,211	4,113	10,180	8,227
Income taxes	871	706	1,705	1,410

NET INCOME	$4,340	$3,407	$8,475	$6,817

Earnings per share:
Basic	$0.43	$0.33	$0.84	$0.65
Diluted	$0.43	$0.33	$0.84	$0.65
Dividends per share	$0.12	$0.11	$0.23	$0.22

	For the Three Months		For the Six Months
	Ended March 31,		Ended March 31,
	2021	2020	2021	2020
		(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	1,894,759	$1,826,470	$1,902,081	$1,807,336
Total interest-earning assets	1,790,029	1,721,272	1,797,986	1,708,262
Total interest-bearing liabilities	1,405,253	1,420,734	1,421,478	1,409,772
Total stockholders’ equity	198,011	194,135	196,058	192,696
PER COMMON SHARE DATA:
Average shares outstanding - basic	10,033,012	10,462,013	10,053,089	10,473,466
Average shares outstanding - diluted	10,035,027	10,462,013	10,055,551	10,473,466
Book value shares	10,731,235	11,105,887	10,731,235	11,105,887
Net interest rate spread:	2.85%	2.53%	2.79%	2.54%
Net interest margin:	2.95%	2.76%	2.89%	2.77%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531